Clever Leaves Reports Third Quarter 2022 Results

Q3 Cannabinoid Revenue Increases 12% Year-Over-Year, with 100% Growth in the Segment Year-to-Date

Significant Continued Progress on Cost Reduction Initiatives Driving Sequential Improvements in Adjusted EBITDA

Continued Financial Discipline, Operational Improvements, Commercial Traction and Regulatory Shifts Strengthen Foundation for Long-Term Growth and Profitability

TOCANCIPÁ, COLOMBIA, November 9, 2022 – Clever Leaves Holdings Inc. (Nasdaq: CLVR, CLVRW) (“Clever Leaves” or the “Company”), a leading multinational operator and licensed producer of pharmaceutical-grade cannabinoids, is reporting financial and operating results for the third quarter ended September 30, 2022. All financial information is provided in U.S. dollars unless otherwise indicated.

“We worked diligently to continue progressing our growth strategy by improving the quality of our products and enhancing our commercial capabilities, while reducing operating costs across all our subsidiaries,” said Andres Fajardo, CEO of Clever Leaves. “We drove 12% year-over-year growth in our cannabinoid revenues as we worked to meet evolving product quality and regulatory requirements across our core markets, and we have driven 100% growth in the segment year-to-date. Within our non-cannabinoid segment, we experienced some one-time disruptions related to inventory reductions across multiple channels. However, we believe that the bulk of these inventory adjustments are now complete and expect a rebound in sell-through activities through expanding SKU counts and store expansion within our mass retail category. Though these dynamics across both business segments pressured our third quarter top-line performance, we have continued to strengthen our operational foundation by optimizing our flower product in Portugal, preparing for flower exports from Colombia, and further supporting our ongoing cost reductions and restructuring work. We believe our agility, strategic advancements, and commitment to pharmaceutical quality will allow us to further improve our leading positioning as a world-class multinational operator.”

Third Quarter 2022 Summary vs. Comparable Year-Ago Quarter

•Revenue was $3.3 million compared to $4.0 million. Cannabinoid revenue increased 12% to $1.0 million compared to $0.9 million, while non-cannabinoid revenue was $2.3 million compared to $3.2 million.

•Gross profit was $0.3 million, which included a $1.7 million inventory provision, compared to $1.9 million, which included a $0.7 million inventory provision. Adjusted gross profit (a non-GAAP financial measure defined and reconciled herein), which excludes such inventory provision, was $2.0 million compared to $2.6 million.

•Gross margin, which included such inventory provision of $1.7 million, was 8.5% compared to 47.9%, which included such inventory provision of $0.7 million. Adjusted gross margin (a non-GAAP financial measure defined and reconciled herein), which excludes such inventory provision, was 59.8% compared to 65.1%.

•All-in cost per gram of dry flower equivalent was $1.13 compared to $0.15. The increase was driven by working capital optimization initiatives that resulted in significantly reduced harvest levels and costs to process existing inventory in Colombia.

•Net loss was $20.2 million compared to a net income of $1.0 million. This was driven primarily by a $19.0 million intangible asset impairment charge recorded during the quarter, and partially offset by approximately $6.7 million in deferred tax liability. Net income in the prior year period includes a $9.1 million gain on remeasurement of warrant liability, a $3.4 million gain on debt extinguishment, and $0.5 million in interest and amortization of debt issuance cost.

•Adjusted EBITDA (a non-GAAP financial measure defined and reconciled herein) improved 10% to $(5.4) million compared to $(6.0) million.

Fajardo continued: “In both of our production geographies, we have adapted to our target markets’ stringent product requirements and streamlined our operations to support additional growth opportunities. In Portugal, we have received positive market feedback from our flower products targeted for export in the Australian market. We also began further refining the quality and characteristics of our Portuguese flower strains following the results of our most recent product launch in Israel. In addition, we changed our leadership team, increasing our talent with cannabis flower cultivation while continuing to reduce costs significantly. All these actions reduced our production output during the quarter, but we have implemented several significant operational improvements that will allow us to drive greater production efficiency as we focus on cultivating the most premium and commercially viable flower strains for 2023 and beyond. Having also recently received our EU-GMP certification for our post-harvest facility, we are well positioned to expand our commercial capabilities and benefit from improved economies of scale.

“In Colombia, we have focused on supporting our extracts business while ramping our preparations to complete our initial dried flower shipments. Several of our planned extract shipments during the quarter were delayed by 1-2 quarters due to regulatory and export certification delays, as well as the phasing of certain orders from Brazil and Australia. Although delays like these are outside of our control, we worked to further improve our managerial visibility through fully integrating our product and operations teams. We are also leveraging our valuable experience and insights from Portugal to optimize our harvests for premium dried flower exports. We have upgraded our genetics strategy, further enhanced our cultivation and post-harvest processes, and already achieved products with high THC levels and interesting organoleptic profiles. With the cost and environmental advantages of our Colombian operations, we have already received strong indications of demand for our new flower product from our existing customers. We currently expect to complete our first flower shipments from Colombia to Germany and Australia during the first quarter of 2023, and we believe our Colombian flower offering represents a significant avenue for growth in the year ahead.

“Our operational improvements support our ongoing work to transform our commercial capabilities, streamline our cost structure, and improve our capital efficiency. During the third quarter, we created a Chief Revenue Officer position and integrated our commercial functions—including sales, marketing, and sales operations—to improve pipeline management, conversion rates, and contract ramp times, as well as expand our customer base. Starting with our restructuring near the end of the first quarter, we have steadily right sized our personnel, new harvest output, production infrastructure, and organizational priorities to align more closely with our current market opportunities. In the second and third quarters combined, these actions have driven sequential reductions in our G&A, R&D, and sales and marketing expenses of approximately $2.8 million1. These cost improvements significantly contributed towards our reduced adjusted EBITDA loss, which has sequentially improved each quarter through Q3.

“The combination of our product improvements, our revamped commercial capabilities and our leaner structure will position us for significant growth in 2023, which we see as a year of inflection in our growth and profitability trajectory. In addition, the operational improvements we have implemented across Colombia and Portugal are allowing us to fine-tune our production strategy and create a leaner foundation from which to drive additional cost savings and capital efficiency. We look forward to making further strategic progress as we continue solving the critical needs of our customers by providing outstanding product at compelling price points across all of our target markets.”

Third Quarter 2022 Financial Results

Revenue in the third quarter of 2022 was $3.3 million compared to $4.0 million for the same period in 2021. Revenues in the Company’s non-cannabinoid segment were impacted by inventory reductions across most channels, as well as the timing of inventory orders among distributors during the quarter. Cannabinoid segment revenues increased 12% year-over-year but were partially offset by variability in the timing of certain flower and extract shipments.

All-in cost per gram of dry flower equivalent in the third quarter of 2022 was $1.13 compared to $0.15 per gram for the same period in 2021. During the third quarter, the Company reduced its total harvest by 89% as part of its ongoing work to optimize inventory levels and improve working capital. In Colombia, the Company incurred processing costs on its existing inventory to facilitate extract and isolate sales. The Company also continued to incur higher costs associated with its early-stage Portugal operations, including scaling cultivation capacity and expenses related to its post-harvest facility ahead of completing the EU GMP licensing process. Taken together, these short-term factors drove the year-over-year increase in the Company’s all-in cost per gram.

Gross profit in the third quarter of 2022, including a $1.7 million inventory provision, was $0.3 million. This compares with $1.9 million—including a $0.7 million inventory provision—for the same period of 2021. Gross margin was 8.5% in the third quarter of 2022 compared to 47.9% for the same period of 2021. Adjusted gross profit, which excludes the above inventory provisions, was $2.0 million compared to $2.6 million for the same period of 2021. Adjusted gross margin was 59.8% in the third quarter of
1 Excluding stock-based compensation

2022 compared with 65.1% for the same period of 2021. The decreases were primarily driven by the aforementioned revenue headwinds across both business segments during the quarter, as well as by increased inventory provision related to aged, obsolete, or unusable inventory.

Operating expenses in the third quarter of 2022 were $26.5 million compared to $11.6 million for the same period in 2021. As a result of the previously mentioned revenue headwinds and adverse conditions in the broader cannabis market, the Company performed an interim impairment assessment on its indefinite-lived intangible assets and recognized a total impairment charge of $19.0 million on its cannabis-related licenses in Colombia during the third quarter, which was the primary driver of the year-over-year increase in operating expenses.

Net loss in the third quarter of 2022 was $20.2 million compared to a net income of $1.0 million for the same period in 2021. Net loss in the current period was primarily driven by the aforementioned $19.0 million impairment charge, which was partially offset by the $6.7 million deferred tax liability. Net income in the prior year period includes a $9.1 million gain on remeasurement of warrant liability, a $3.4 million gain on debt extinguishment, and $0.5 million in interest and amortization of debt issuance cost.

Adjusted EBITDA in the third quarter of 2022 improved to $(5.4) million compared to $(6.0) million for the same period in 2021. This was mainly attributable to continued cost reductions during the quarter, partially offset by higher inventory provision and increased sales and marketing expense.

Cash, cash equivalents and restricted cash were $17.6 million as of September 30, 2022 as compared with $37.7 million as of December 31, 2021. The decrease was primarily attributable to operating losses, as well as the full repayment of $22.9 million in debt obligations earlier in the year. This decrease was partially offset by $26.3 million in net proceeds raised from the Company’s at-the-market stock offering year-to-date through the third quarter, as well as by $2.5 million in proceeds from the Company’s partial sale of non-core equity investments. The Company has largely eliminated its debt, reducing outstanding debt levels by approximately 93% since the beginning of the year.

2022 Outlook Update

Due to the impact of sales cycle disruptions across both segments of the business during the third quarter, Clever Leaves has revised its full year 2022 revenue outlook. The Company now expects its 2022 revenue to be within the range of $17.0 million to $17.7 million, compared to its prior forecast of between $20 million and $25 million.

The Company is reiterating its previously stated full year adjusted gross margin outlook, which is expected to range between 50% and 55%. Clever Leaves has also narrowed its expected range for full year adjusted EBITDA to between $(23) million and $(22) million, compared with its previously stated range of between $(23) million and $(20) million. As Clever Leaves continues to make progress on improving capital efficiency, the Company now expects its 2022 capital expenditures to be approximately $1.5 million, compared to its previously stated range of between $2 million to $3 million.

Conference Call

Clever Leaves will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the third quarter ended September 30, 2022.

The Company’s management will host the call, followed by a question-and-answer session, and the dial-in details are as follows:

Conference Call Date: November 9, 2022
Time: 5:00 p.m. Eastern time
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-631-891-4304
Conference ID: 10020399

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at (949) 574-3860.

The conference call will be broadcast live and available for replay here.

A telephonic replay of the conference call will also be available after 8:00 p.m. Eastern time on the same day through November 16, 2022.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10020399

About Clever Leaves Holdings Inc.

Clever Leaves is a leading multinational operator and licensed producer of pharmaceutical-grade cannabinoids. Its operations in Colombia and Portugal produce cannabinoid active pharmaceutical ingredients (API) and finished products in flower and extract form to a growing base of B2B customers around the globe. Clever Leaves aims to disrupt the traditional cannabis production industry by leveraging environmentally sustainable, ESG-friendly, industrial-scale and low-cost production methods, with the world’s most stringent pharmaceutical quality certifications. We announce material information to the public through a variety of means, including filings with the SEC, press releases, public conference calls, and our website (https://cleverleaves.com). We use these channels, as well as social media, including our Twitter account (@clever_leaves), and our LinkedIn page (https://www.linkedin.com/company/clever-leaves), to communicate with investors and the public about our Company, our products, and other matters. Therefore, we encourage investors, the media, and others interested in our Company to review the information we make public in these locations, as such information could be deemed to be material information. Information on or that can be accessed through our websites or these social media channels is not part of this release, and references to our website addresses and social media channels are inactive textual references only.

Non-GAAP Financial Measures

In this press release, Clever Leaves refers to certain non-GAAP financial measures including Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin. Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin do not have standardized meanings prescribed by GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Adjusted EBITDA is defined as income/loss from continuing operations before interest, taxes, depreciation, amortization, share-based compensation expense, intangible asset impairment, restructuring expense, gain on investments, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, gain/loss on remeasurement of warrant liability, and miscellaneous expenses. Adjusted Gross Profit (and the related Adjusted Gross Margin measure) is defined as gross profit excluding inventory provision. Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin also exclude the impact of certain non-recurring items that are not directly attributable to the underlying operating performance. Clever Leaves considers Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin to be meaningful indicators of the performance of its core business. Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. For reconciliations of Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin to the most directly comparable U.S. GAAP measures, see the relevant schedules provided with this press release. We have not provided or reconciled the non-GAAP forward-looking information to their corresponding GAAP measures because the exact amounts for these items are not currently determinable without unreasonable efforts but may be significant.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “opportunity,” “outlook,” “pipeline,” “plan,” “predict,” “potential,” “projected,” “seek,” “seem,” “should,” “will,” “would” and similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements as well as our outlook for 2022 are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Important factors that may affect actual results or the achievability of the Company’s expectations include, but are not limited to: (i) expectations with respect to future operating and financial performance and growth, including if or when Clever Leaves will become profitable; (ii) Clever Leaves’ ability to execute its business plans and strategy and to receive regulatory approvals (including its goals in its five key markets); (iii) Clever Leaves’ ability to capitalize on expected market opportunities, including the timing and extent to which cannabis is legalized in various jurisdictions; (iv) global economic and business conditions, including recent economic sanctions against Russia and their effects on the global economy; (v) geopolitical events (including the ongoing military conflict between Russia and Ukraine), natural disasters, acts of God and pandemics, including the economic and operational disruptions and other effects of COVID-19 such as the global supply chain crisis, travel restrictions, delays or disruptions to physical shipments (including outright bans on imported products), delays in issuing licenses and permits, delays in hiring necessary personnel to carry out sales, cultivation and other tasks, and financial pressures upon Clever Leaves and its customers; (vi) regulatory developments in key markets for the Company's products, including international regulatory agency coordination and increased quality standards imposed by certain health regulatory agencies, and failure to otherwise comply with laws and regulations; (vii) uncertainty with respect to the requirements applicable to certain cannabis products as well as the permissibility of sample shipments, and other risks and uncertainties; (viii) consumer, legislative, and regulatory sentiment or perception regarding Clever Leaves’ products; (ix) lack of regulatory approval and market acceptance of Clever Leaves’ new products which may impede its ability to successfully commercialize its CBD brand in the United States; (x) the extent to which Clever Leaves’ is able to monetize its existing THC market quota within Colombia; (xi) demand for Clever Leaves’ products and Clever Leaves’ ability to meet demand for its products and negotiate agreements with existing and new customers, including the sales agreements identified as a part of the Company’s 2022 strategic growth objectives; (xii) developing product enhancements and formulations with commercial value and appeal; (xiii) product liability claims exposure; (xiv) lack of a history and experience operating a business on a large scale and across multiple jurisdictions; (xv) limited experience operating as a public company; (xvi) changes in currency exchange rates and interest rates; (xvii) weather and agricultural conditions and their impact on the Company’s cultivation and construction plans, (xviii) Clever Leaves’ ability to hire and retain skilled personnel in the jurisdictions where it operates; (xix) Clever Leaves’ rapid growth, including growth in personnel; (xx) Clever Leaves’ ability to remediate a material weakness in its internal control cover financial reporting and to develop and maintain effective internal and disclosure controls; (xxi) potential litigation; (xxiii) access to additional financing; and (xxiv) completion of our construction initiatives on time and on budget. The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in Clever Leaves’ most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning Clever Leaves and attributable to Clever Leaves or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Clever Leaves expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Clever Leaves Investor Inquiries:
Cody Slach or Jackie Keshner
Gateway Group, Inc.
+1-949-574-3860
CLVR@gatewayir.com

Clever Leaves Press Contacts:
Rich DiGregorio
KCSA Strategic Communications
+1-856-889-7351
cleverleaves@kcsa.com

Clever Leaves Commercial Inquiries:
Andrew Miller
Vice President Sales - EMEA, North America, and Asia-Pacific
+1-416-817-1336
andrew.miller@cleverleaves.com

CLEVER LEAVES HOLDINGS INC.
Condensed Consolidated Statements of Financial Position
(Amounts in thousands of U.S. Dollars, except share and per share data)

	September 30, 2022	December 31, 2021

Assets
Current:
Cash and cash equivalents	$17,183	$37,226
Restricted cash	424	473
Accounts receivable, net	2,591	2,222
Prepaids, deposits and other receivables	3,695	5,064
Inventories, net	16,653	15,408
Total current assets	40,546	60,393

Investment – Cansativa	5,406	1,458
Property, plant and equipment, net	28,996	30,932
Intangible assets, net	3,545	23,117
Operating lease right-of-use assets, net	2,869	—
Other non-current assets	54	260
Total Assets	$81,416	$116,160

Liabilities
Current:
Accounts payable	$2,338	$3,981
Accrued expenses and other current liabilities	2,425	2,898
Convertible note due 2024, current portion	—	16,559
Loans and borrowings, current portion	520	949
Warrant liability	196	2,205
Operating lease liabilities, current portion	1,459	—
Deferred revenue, current portion	1,280	653
Total current liabilities	8,218	27,245
Convertible note due 2024 — long-term	—	1,140
Loans and borrowing — long-term	1,383	6,447
Deferred revenue — long-term	—	1,548
Operating lease liabilities — long-term	1,538	—
Deferred tax liabilities	—	6,650
Other long-term liabilities	775	360
Total Liabilities	$11,914	$43,390

Shareholders’ equity
Additional paid-in capital	221,591	187,510
Accumulated deficit	(152,089)	(114,740)
Total shareholders' equity	69,502	72,770
Total liabilities and shareholders' equity	$81,416	$116,160

CLEVER LEAVES HOLDINGS INC.
Condensed Consolidated Statements of Operations
(Amounts in thousands of U.S. Dollars, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$3,305	$4,031	$13,186	$11,180
Cost of sales	(3,025)	(2,100)	(9,564)	(5,341)
Gross profit	280	1,931	3,622	5,839

Expenses
General and administrative	6,087	10,616	22,361	29,381
Sales and marketing	615	208	2,076	1,036
Research and development	343	454	1,114	1,037
Restructuring expenses	(82)	—	3,791	—
Intangible asset impairment	19,000	—	19,000	—
Depreciation and amortization	508	337	1,562	1,440
Total expenses	26,471	11,615	49,904	32,894

Loss from operations	(26,191)	(9,684)	(46,282)	(27,055)

Other Expense (Income), net
Interest and amortization of debt issuance cost	(51)	485	2,719	2,383
Gain on remeasurement of warrant liability	(196)	(9,065)	(2,009)	(5,390)
Gain on investment	—	—	(6,851)	—
Loss (gain) on debt extinguishment, net	—	(3,375)	2,263	(3,375)
Loss on fair value of derivative instrument	—	—	—	—
Foreign exchange loss	768	298	1,420	1,137
Other expense (income), net	101	964	111	(123)
Total other (income) expenses, net	622	(10,693)	(2,347)	(5,368)

(Loss) Income before income tax	$(26,813)	$1,009	$(43,935)	$(21,687)

Deferred income tax (recovery)	(6,650)	—	(6,650)	—
Equity investment share of loss	—	14	64	39
Net loss	$(20,163)	$995	$(37,349)	$(21,726)
Net loss per share - basic and diluted	$(0.48)	$0.04	$(1.02)	$(0.85)
Weighted-average common shares outstanding - basic and diluted	42,222,564	25,755,972	36,633,222	25,466,404

CLEVER LEAVES HOLDINGS INC.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands of U.S. Dollars)
(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash Flow from Operating Activities:
Net loss	$(37,349)	$(21,726)
Adjustments to reconcile to net cash used in operating activities:
Depreciation and amortization	2,935	1,815
Amortization of debt discount and debt issuance cost	1,949	325
Inventory provisions	3,822	1,496
Restructuring and related costs	3,791	—
Gain on remeasurement of warrant liability	(2,009)	(5,390)
Non-cash lease expense	128	—
Deferred tax recovery	(6,650)	—
Foreign exchange loss	1,420	1,137
Stock-based compensation expense	2,606	8,137
Intangible asset impairment	19,000	—
Equity investment share of loss	64	39
Gain on investment	(6,851)	—
Loss (gain) on debt extinguishment	2,263	(3,375)
Other non-cash expense, net	600	394
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(369)	(484)
(Increase) in prepaid expenses	(466)	(638)
Decrease (increase) in other receivables and other non-current assets	555	(544)
(Increase) in inventory	(5,067)	(4,447)
(Decrease) in accounts payable and other current liabilities	(4,756)	(5,110)
Increase in other non-current liabilities	415	176
Net cash used in operating activities	$(23,969)	$(28,195)

Cash Flow from Investing Activities:
Purchase of property, plant and equipment	(1,856)	(5,948)
Proceeds from partial sale of equity method investment	2,498	—
Net cash provided by (used in) investing activities	$642	$(5,948)

Cash Flow from Financing Activities:
Proceeds from issuance of long-term debt	—	25,000
Repayment of debt	(22,897)	(26,363)
Other borrowings	73	1,826
Debt Issuance on Convertible debt	—	(932)
Proceeds from issuance of shares	27,686	—
Equity issuance costs	(1,345)	—
Proceeds from exercise of warrants	—	1,410
Stock option exercise	22	10
Net cash provided by financing activities	$3,539	$951
Effect of exchange rate changes on cash, cash equivalents & restricted cash	(304)	(62)
Decrease in cash, cash equivalents & restricted cash	$(20,092)	$(33,254)
Cash, cash equivalents & restricted cash, beginning of period	37,699	79,460
Cash, cash equivalents & restricted cash, end of period	$17,607	$46,206

CLEVER LEAVES HOLDINGS INC.
Adjusted EBITDA Reconciliation (Non-GAAP Measure)
(Amounts in thousands of U.S. Dollars)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net Loss	$(20,163)	$995	$(37,349)	$(21,726)
Gain on remeasurement of warrant liability	(196)	(9,065)	(2,009)	(5,390)
Share-based compensation	958	3,264	2,606	8,137
Intangible asset impairment	19,000	—	19,000	—
Restructuring expenses	(82)	—	3,791	—
Depreciation and amortization	951	435	2,935	1,815
Interest and amortization of debt issuance cost	(51)	485	2,719	2,383
Foreign exchange loss	768	298	1,420	1,137
Gain on investment	—	—	(6,851)	—
Loss (gain) on debt extinguishment, net	—	(3,375)	2,263	(3,375)
Deferred income tax (recovery)	(6,650)	—	(6,650)	—
Equity investment share of loss	—	14	64	39
Other expense (income), net	101	964	111	(123)
Adjusted EBITDA (Non-GAAP Measure)	$(5,364)	$(5,985)	$(17,950)	$(17,103)

CLEVER LEAVES HOLDINGS INC.
Adjusted Gross Profit Reconciliation (Non-GAAP Measure)
(Amounts in thousands of U.S. Dollars)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$3,305	$4,031	$13,186	$11,180
Cost of sales	(1,329)	(1,407)	(5,742)	(3,845)
Inventory provisions	(1,696)	(693)	(3,822)	(1,496)
Gross Profit	$280	$1,931	$3,622	$5,839
Inventory provisions	(1,696)	(693)	(3,822)	(1,496)
Adjusted Gross Profit (Non-GAAP Measure)	$1,976	$2,624	$7,444	$7,335

Gross Profit Margin (%)	8.5%	47.9%	27.5%	52.2%
Adjusted Gross Profit Margin (%)	59.8%	65.1%	56.5%	65.6%